Exhibit 99.1

News Release Page 1 of 15
Cboe Global Markets Reports Results for Fourth Quarter 2025 and Full Year
Fourth Quarter and Full Year Highlights*
•Record Diluted EPS for the Quarter of $2.97, Up 60 percent; Record Diluted EPS for the Full Year of $10.42, Up 45 percent
•Record Adjusted Diluted EPS1 for the Quarter of $3.06, Up 46 percent; Record Adjusted Diluted EPS1 for the Full Year of $10.67, Up 24 percent
•Record Net Revenue for the Quarter of $671.1 million, Up 28 percent; Record Net Revenue for the Full Year of $2.4 billion, Up 17 percent
•Establishing 2026 Organic Total Net Revenue Growth Target2 of 'mid single-digit' and Cboe Data Vantage3 Organic Net Revenue Growth Target2 of 'mid to high single-digit'
•Establishing 2026 Adjusted Operating Expense Guidance2 of $864 to $879 million
CHICAGO, IL – February 6, 2026 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the fourth quarter of 2025 and full year.
“Cboe delivered an exceptional fourth quarter, marking the culmination of a year characterized by record growth – including 17 percent net revenue growth, 45 percent diluted EPS growth, and 24 percent adjusted diluted EPS1 growth," said Craig Donohue, Chief Executive Officer of Cboe Global Markets. “Our recent strategic realignment is enabling us to allocate more resources toward growth and value creation in our core businesses, while also better positioning Cboe to capitalize on emerging opportunities. We are starting 2026 with a very strong foundation – a focused growth strategy, a highly seasoned and impressive leadership team, and continued strong secular trends in our core businesses.”
“Cboe produced another quarter of record net revenue, diluted EPS, and adjusted diluted EPS1 to conclude an extraordinary year,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “In our Derivatives business, record volumes across our index and multi-listed options products drove robust net revenue growth of 38 percent versus the fourth quarter of 2024. Cash and Spot Markets net revenue rose 27 percent, and Data Vantage net revenue increased 9 percent on a year-over-year basis. Moving forward, we anticipate 2026 total organic net revenue growth2 will be in the ‘mid single-digit’ range, and we anticipate 2026 Data Vantage organic net revenue growth2 will be in the ‘mid to high single-digit’ range. In addition, we are introducing our full year 2026 adjusted operating expense guidance2 range of $864 million to $879 million. We are pleased with the record results we achieved in 2025, and we remain focused on driving durable shareholder returns in the year ahead.”
* All comparisons are fourth quarter 2025 or full year compared to the same period in 2024.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.
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News Release Page 2 of 15
Consolidated Fourth Quarter Results
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended December 31, 2025 and 2024.

Table 1
Consolidated Fourth Quarter Results ($ in millions except per share amounts and percentages)	4Q25	4Q24	Change		4Q25 Adjusted¹	4Q24 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$671.1	$524.5	28%		$671.1	$524.5	28%
Total Operating Expenses	$267.3	$226.0	18%		$220.6	$204.8	8%
Operating Income	$403.8	$298.5	35%		$450.5	$319.7	41%
Operating Margin %	60.2%	56.9%	3.3	pp	67.1%	61.0%	6.1	pp
Net Income Allocated to Common Stockholders	$312.2	$195.6	60%		$321.0	$221.2	45%
Net Income Allocated to Common Stockholders Margin %	46.5%	37.3%	9.2	pp	47.8%	42.2%	5.6	pp
Diluted Earnings Per Share	$2.97	$1.86	60%		$3.06	$2.10	46%
Operating EBITDA[1]	$435.1	$330.6	32%		$464.7	$331.2	40%
Operating EBITDA Margin %[1]	64.8%	63.0%	1.8	pp	69.2%	63.1%	6.1	pp
EBITDA[1]	$479.6	$316.6	51%		$464.1	$331.6	40%
EBITDA Margin %[1]	71.5%	60.4%	11.1	pp	69.2%	63.2%	6.0	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $671.1 million increased 28 percent, compared to $524.5 million in the prior-year period, a result of increases across all net revenue2 captions.
•Total operating expenses were $267.3 million versus $226.0 million in the fourth quarter of 2024, an increase of $41.3 million. This increase was primarily due to the impairment of assets and higher compensation and benefits, driven by an increase in accrued bonuses as a result of strong company performance in the fourth quarter of 2025. Adjusted operating expenses1 of $220.6 were up $15.8 million compared to $204.8 million in the fourth quarter of 2024. This increase was primarily due to higher compensation and benefits, driven by an increase in accrued bonuses as a result of strong company performance.
•The effective tax rate for the fourth quarter of 2025 was 30.6 percent as compared with 29.7 percent in the fourth quarter of 2024. The higher effective tax rate in 2025 is primarily related to remeasuring deferred tax assets and liabilities due to changes in state and local filing positions. The effective tax rate on adjusted earnings1 was 28.9 percent, down 0.6 percentage points when compared with 29.5 percent in last year’s fourth quarter. The change was primarily due to benefits recognized by filing 2024 tax returns.
•Diluted EPS for the fourth quarter of 2025 increased 60 percent to $2.97 compared to the fourth quarter of 2024. Adjusted diluted EPS1 of $3.06 increased 46 percent compared to 2024 fourth quarter results.
Business Segment Information

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	4Q25	4Q24	Change
Options	$433.1	$324.3	34%
North American Equities	110.7	94.9	17%
Europe and Asia Pacific	69.9	56.2	24%
Futures	33.7	30.2	12%
Global FX	23.7	19.4	22%
Digital[3]	—	(0.5)	*
Total	$671.1	$524.5	28%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)See the attached tables on page 10 for "Net Revenue by Revenue Caption.”
(3)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
*Not meaningful
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News Release Page 3 of 15
Discussion of Results by Business Segment1:
Options:
•Record Options net revenue of $433.1 million was up $108.8 million, or 34 percent, from the fourth quarter of 2024. Net transaction and clearing fees2 increased primarily as a result of a 24 percent increase in total options average daily volume ("ADV") versus the fourth quarter of 2024. Access and capacity fees increased 13 percent as compared to the fourth quarter of 2024.
•Net transaction and clearing fees2 increased $112.4 million, or 40 percent, reflecting a 35 percent increase in index options ADV and a 20 percent increase in multi-listed options ADV. Total options revenue per contract ("RPC") increased 13 percent compared to the fourth quarter of 2024. The increase in total options RPC was primarily due to a mix shift, with index options representing a higher percentage of total options volume, and a 17 percent increase in multi-listed options RPC.
•Cboe’s Options exchanges had total market share of 29.2 percent for the fourth quarter of 2025 compared to 30.4 percent in the fourth quarter of 2024.
North American (N.A.) Equities:
•Record N.A. Equities net revenue of $110.7 million increased $15.8 million, or 17 percent, from the fourth quarter of 2024, reflecting higher net transaction and clearing fees2, access and capacity fees, and market data fees.
•Net transaction and clearing fees2 increased by $5.4 million, or 18 percent, compared to the fourth quarter of 2024. The increase was driven by stronger industry volumes, partially offset by lower market share in on-exchange U.S. Equities as compared to the fourth quarter of 2024.
•Cboe’s U.S. Equities exchanges had market share of 9.4 percent for the fourth quarter of 2025 compared to 10.8 percent in the fourth quarter of 2024. Cboe’s U.S. Equities off-exchange market share was 17.0 percent, up 0.5 percentage points from 16.5 percent in the fourth quarter of 2024. Canadian Equities market share decreased to 12.7 percent as compared to 14.3 percent in the fourth quarter of 2024.
Europe and Asia Pacific (APAC):
•Europe and APAC net revenue of $69.9 million increased $13.7 million, or 24 percent, from the fourth quarter of 2024, reflecting growth in net transaction and clearing fees2 and non-transaction revenues. On a constant currency basis3, net revenues were $65.8 million, up 17 percent compared to the fourth quarter of 2024. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €12.2 billion, up 17 percent compared to the fourth quarter of 2024 given a 16 percent increase in industry market volumes. Cboe Clear Europe net settlement volume reached 3,603.7 thousand shares, up 22 percent from the fourth quarter of 2024. Australian Equities ADNV was 28 percent higher than the fourth quarter of 2024.
•For the fourth quarter of 2025, Cboe European Equities had 24.8 percent market share, up compared to 24.6 percent in the fourth quarter of 2024. Cboe Australia had 20.6 percent market share for the fourth quarter of 2025, down from 20.8 percent in the fourth quarter of 2024.
Futures:
•Futures net revenue of $33.7 million increased $3.5 million, or 12 percent, from the fourth quarter of 2024 driven by a 13 percent increase in net transaction and clearing fees2.
•Net transaction and clearing fees2 increased $3.1 million, reflecting a 16 percent increase in ADV during the quarter.
Global FX:
•Record Global FX net revenue of $23.7 million increased $4.3 million, or 22 percent, from the fourth quarter of 2024. The increase was due to higher net transaction and clearing fees2. ADNV traded on the Cboe FX platform was $53.3 billion for the quarter, up 17 percent compared to last year’s fourth quarter, and net capture rate per one million dollars traded was $2.95 for the quarter, up 8 percent compared to $2.72 in the fourth quarter of 2024.
(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
(2)See the attached tables on page 10 for "Net Transaction and Clearing Fees by Business Segment.”
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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News Release Page 4 of 15
2026 Fiscal Year Financial Guidance1
Cboe provided guidance for the 2026 fiscal year as noted below.
•Organic total net revenue growth2 is expected to be in the 'mid single-digit' range in 2026.
•Organic net revenue growth2 from Data Vantage is expected to be in the 'mid to high single-digit' range in 2026.
•Adjusted operating expenses2 in 2026 are expected to be in the range of $864 to $879 million. The guidance excludes the expected amortization of acquired intangible assets of $63 million; the company adjusts for this amount in its non-GAAP reconciliation.
•Depreciation and amortization expense for 2026 is expected to be in the range of $56 to $60 million, excluding the expected amortization of acquired intangible assets.
•The effective tax rate on adjusted earnings2 for the full year 2026 is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, tax laws or rates, and other items could materially impact this expectation.
•Capital expenditures for 2026 are expected to be in the range of $73 to $83 million.
(1)2026 guidance includes the anticipated impacts from discontinuing U.S. and European Corporate Listings, CEDX, and Cboe’s Japanese equities business, as well as the planned cost reductions in U.S. and European ETP Listings businesses and several of Cboe's smaller Risk and Market Analytics businesses, as announced in 2025 and early 2026. 2026 guidance also includes the anticipated business-as-usual financial contribution from Cboe Canada and Cboe Australia, which Cboe announced divestiture plans for in October 2025. 2026 guidance will be updated as further actions are announced.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At December 31, 2025, the company had cash and cash equivalents of $2,216.5 million and adjusted cash3 of $2,216.8 million. Total debt as of December 31, 2025 was $1,442.9 million.
The company paid cash dividends of $75.8 million, or $0.72 per share, and there were no share repurchases in the fourth quarter of 2025. As of December 31, 2025, the company had approximately $614.5 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its fourth quarter financial results today, February 6, 2026, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (800) 715-9871 (toll-free) or (646) 307-1963 (toll) and using the Conference ID 6775785. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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News Release Page 5 of 15
About Cboe Global Markets
Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, and FX, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about Cboe, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential”, or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisition, wind-downs, divestitures or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, liquidity, market, investment, counterparty, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments, or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, Cboe Clear®, EDGX®, EDGA®, MATCHNow®, and VIX® are registered trademarks and Cboe Data VantageSM is a service mark of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 6 of 15
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	4Q 2025	3Q 2025	2Q 2025	1Q 2025	4Q 2024
Options
Total industry ADV (in thousands)	66,608	60,798	57,203	58,444	51,635
Total Company Options ADV (in thousands):	19,419	18,775	17,301	18,183	15,673
Multi-listed options	13,965	13,911	12,615	13,412	11,633
Index options	5,454	4,864	4,686	4,771	4,040
Total Options market share:	29.2%	30.9%	30.2%	31.1%	30.4%
Multi-listed options	22.9%	24.9%	24.0%	25.0%	24.5%
Total Options RPC:	$0.317	$0.281	$0.300	$0.287	$0.281
Multi-listed options	$0.075	$0.055	$0.068	$0.066	$0.064
Index options	$0.938	$0.926	$0.923	$0.908	$0.905

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	18.6	17.6	18.4	15.7	13.6
Market share %	9.4%	9.8%	10.5%	10.5%	10.8%
Net capture (per 100 touched shares)	$0.018	$0.015	$0.012	$0.014	$0.018
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	197.0	202.3	125.5	90.6	80.0
Off-Exchange ATS Block Market Share %	17.0%	17.9%	14.9%	17.1%	16.5%
Net capture (per 100 touched shares)	$0.064	$0.064	$0.082	$0.117	$0.126
Canadian Equities:
ADV (matched shares, in millions)	195.9	163.8	150.6	159.6	157.4
Total market share %	12.7%	12.5%	12.7%	13.8%	14.3%
Net capture (per 10,000 shares, in Canadian Dollars)	$3.962	$4.142	$4.222	$4.250	$4.008

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€49.1	€46.1	€54.5	€55.8	€42.3
Market share %	24.8%	25.4%	25.1%	24.8%	24.6%
Net capture (per matched notional value (bps), in Euros)	€0.278	€0.288	€0.261	€0.252	€0.261
Cboe Clear Europe:
Trades cleared (in thousands)	322,339.2	329,293.1	400,935.8	412,072.2	328,976.1
Fee per trade cleared (in Euros)	€0.010	€0.010	€0.008	€0.008	€0.008
Net settlement volume (shares in thousands)	3,603.7	3,541.9	3,289.3	3,200.7	2,962.6
Net fee per settlement (in Euros)	€1.113	€1.015	€0.956	€0.951	€1.002
Australian Equities:
ADNV (Australian dollars - in billions)	$1.0	$1.0	$1.0	$0.8	$0.8
Market share - Continuous	20.6%	20.6%	20.0%	19.4%	20.8%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.207	$0.206	$0.160	$0.156	$0.154

Futures
ADV (in thousands)	239.2	200.7	220.5	249.4	206.4
RPC	$1.717	$1.745	$1.691	$1.740	$1.765

Global FX
ADNV ($ - in billions)	$53.3	$49.9	$55.9	$51.9	$45.6
Net capture (per one million dollars traded)	$2.95	$2.89	$2.81	$2.77	$2.72
*In the second quarter of 2025, Digital futures products were transitioned to Cboe Futures Exchange. Futures metrics prior to the second quarter of 2025 exclude Digital futures products.
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures, represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Australian Equities data reflects data from Cboe Australia. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.
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News Release Page 8 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Twelve Months Ended December 31, 2025 and 2024

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenues:
Cash and spot markets	$431.3	$468.6	$1,834.8	$1,670.0
Data Vantage	162.6	148.7	635.5	576.6
Derivatives markets	610.1	490.3	2,243.9	1,847.9
Total Revenues	1,204.0	1,107.6	4,714.2	4,094.5
Cost of Revenues:
Liquidity payments	443.6	365.7	1,709.7	1,329.1
Routing and clearing	20.1	18.3	80.4	68.3
Regulatory fees cost of revenues	0.3	142.1	238.7	391.4
Royalty fees and other cost of revenues	68.9	57.0	256.3	233.3
Total Cost of Revenues	532.9	583.1	2,285.1	2,022.1
Revenues Less Cost of Revenues	671.1	524.5	2,429.1	2,072.4
Operating Expenses:
Compensation and benefits	127.5	111.9	500.8	462.4
Depreciation and amortization	31.3	32.1	122.4	133.0
Technology support services	28.7	28.5	107.6	102.8
Professional fees and outside services	24.3	25.6	91.5	94.8
Travel and promotional expenses	15.5	16.4	42.1	45.8
Facilities costs	6.6	6.1	26.2	24.6
Acquisition-related costs	(0.1)	0.1	0.3	1.3
Impairment of assets	25.1	—	46.7	81.0
Other expenses	8.4	5.3	24.4	28.3
Total Operating Expenses	267.3	226.0	962.0	974.0
Operating Income	403.8	298.5	1,467.1	1,098.4
Non-operating Income (Expenses):
Interest expense	(13.3)	(12.9)	(52.3)	(51.5)
Interest income	15.4	7.2	49.4	27.3
Earnings (loss) on investments, net	44.5	(0.2)	92.8	29.0
Other income (expense), net	1.3	(12.9)	9.6	(19.4)
Total Non-operating Income (Expenses)	47.9	(18.8)	99.5	(14.6)
Income Before Income Tax Provision	451.7	279.7	1,566.6	1,083.8
Income tax provision	138.2	83.2	466.6	318.9
Net Income	313.5	196.5	1,100.0	764.9
Net income allocated to participating securities	(1.3)	(0.9)	(5.2)	(3.9)
Net Income Allocated to Common Stockholders	$312.2	$195.6	$1,094.8	$761.0
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$2.98	$1.87	$10.46	$7.24
Diluted earnings per share	2.97	1.86	10.42	7.21
Weighted average shares used in computing income per share:
Basic	104.7	104.8	104.7	105.1
Diluted	105.0	105.1	105.1	105.5

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News Release Page 9 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
December 31, 2025 and December 31, 2024

(in millions)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,216.5	$920.3
Financial investments	36.1	110.3
Accounts receivable, net	391.4	444.6
Margin deposits, clearing funds, and interoperability funds	1,618.2	845.5
Income taxes receivable	67.9	73.8
Other current assets (includes restricted cash of $34.1 at December 31, 2025 and $— at December 31, 2024)	91.3	84.6
Total current assets	4,421.4	2,479.1

Investments	32.4	383.7
Property and equipment, net	133.1	118.0
Operating lease right of use assets	111.0	124.5
Goodwill	3,150.5	3,124.2
Intangible assets, net	1,297.2	1,376.9
Other assets, net	159.7	182.7
Total assets	$9,305.3	$7,789.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$686.9	$359.7
Section 31 fees payable	0.2	182.0
Deferred revenue	6.9	6.4
Margin deposits, clearing funds, and interoperability funds	1,618.2	845.5
Income taxes payable	50.1	1.6
Total current liabilities	2,362.3	1,395.2

Long-term debt	1,442.9	1,441.0
Non-current unrecognized tax benefits	15.8	305.0
Deferred income taxes	185.3	186.8
Non-current operating lease liabilities	120.9	138.4
Other non-current liabilities	39.8	43.1
Total liabilities	4,167.0	3,509.5

Stockholders' equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(1.5)	(1.4)
Additional paid-in capital	1,565.1	1,512.5
Retained earnings	3,543.6	2,815.9
Accumulated other comprehensive income (loss), net	30.1	(48.4)
Total stockholders’ equity	5,138.3	4,279.6

Total liabilities and stockholders' equity	$9,305.3	$7,789.1
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News Release Page 10 of 15

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended December 31, 2025 and 2024 (in millions)	Consolidated December 31,		Options December 31,		N.A. Equities December 31,		Europe and APAC December 31,		Futures December 31,		Global FX December 31,		Digital[1] December 31,
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$977.4	$762.6	$559.7	$418.0	$316.3	$260.6	$52.7	$41.4	$27.8	$25.9	$20.9	$16.6	$—	$0.1
Liquidity payments	(443.6)	(365.7)	(160.7)	(131.7)	(272.6)	(222.2)	(8.8)	(8.5)	(1.5)	(2.7)	—	—	—	(0.6)
Routing and clearing	(20.1)	(18.3)	(4.6)	(4.3)	(9.0)	(9.1)	(6.0)	(4.5)	—	—	(0.5)	(0.4)	—	—
Net transaction and clearing fees	$513.7	$378.6	$394.4	$282.0	$34.7	$29.3	$37.9	$28.4	$26.3	$23.2	$20.4	$16.2	$—	$(0.5)

Table 4
Net Revenue by Revenue Caption Three Months Ended December 31, 2025 and 2024 (in millions)	Cash and Spot Markets December 31,		Data Vantage December 31,		Derivatives Markets December 31,		Total December 31,
	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$390.0	$318.6	$—	$—	$587.4	$444.0	$977.4	$762.6
Access and capacity fees	—	—	105.8	95.0	—	—	105.8	95.0
Market data fees	16.7	14.3	56.0	53.0	10.0	8.3	82.7	75.6
Regulatory fees	3.0	114.2	—	—	12.0	37.0	15.0	151.2
Other revenue	21.6	21.5	0.8	0.7	0.7	1.0	23.1	23.2
Total revenues	$431.3	$468.6	$162.6	$148.7	$610.1	$490.3	$1,204.0	$1,107.6

Liquidity payments	$280.6	$229.7	$—	$—	$163.0	$136.0	$443.6	$365.7
Routing and clearing	15.5	14.1	—	—	4.6	4.2	20.1	18.3
Regulatory fees cost of revenues	0.3	114.1	—	—	—	28.0	0.3	142.1
Royalty fees and other cost of revenues	9.3	11.8	3.1	2.8	56.5	42.4	68.9	57.0
Total cost of revenues	$305.7	$369.7	$3.1	$2.8	$224.1	$210.6	$532.9	$583.1

Net revenue	$125.6	$98.9	$159.5	$145.9	$386.0	$279.7	$671.1	$524.5
(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
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News Release Page 11 of 15
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted revenues less cost of revenues, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted income before income taxes, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenues in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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News Release Page 12 of 15
Reconciliation of GAAP and Non-GAAP Information

	Three Months Ended		Twelve Months Ended
Table 5	December 31,		December 31,
(in millions, except percentages and per share amounts)	2025	2024	2025	2024
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$312.2	$195.6	$1,094.8	$761.0
Non-GAAP adjustments
Acquisition-related costs (1)	(0.1)	0.1	0.3	1.3
Amortization of acquired intangible assets (2)	17.1	20.6	69.9	88.7
Business realignment costs (3)	4.0	0.5	7.0	2.1
Cboe Digital syndication wind down (4)	—	—	—	(1.0)
Change in contingent consideration (5)	—	—	—	2.1
Non-operating investment adjustments, net (6)	(45.1)	14.4	(96.8)	31.4
Executive compensation adjustment (7)	0.6	—	1.6	—
Gain on Cboe Digital non-recourse notes and warrants wind down (8)	—	—	—	(1.4)
Gain on sale of property held for sale (9)	—	—	—	(1.0)
Impairment of assets (10)	25.1	—	46.7	81.0
Total Non-GAAP adjustments	1.6	35.6	28.7	203.2
Income tax expense related to the items above	(0.5)	(7.9)	(8.2)	(52.2)
Deferred tax re-measurements (11)	14.3	—	13.3	—
Tax reserves (11)	(6.6)	(2.5)	(6.6)	(8.1)
Valuation allowances (12)	—	0.6	—	5.0
Net income allocated to participating securities - effect on reconciling items	—	(0.2)	(0.3)	(0.9)
Adjusted earnings	$321.0	$221.2	$1,121.7	$908.0

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$2.97	$1.86	$10.42	$7.21
Per share impact of non-GAAP adjustments noted above	0.09	0.24	0.25	1.40
Adjusted diluted earnings per common share	$3.06	$2.10	$10.67	$8.61

Reconciliation of Operating Margin to Non-GAAP
Revenues less cost of revenue	$671.1	$524.5	$2,429.1	$2,072.4
Non-GAAP adjustments noted above	—	—	—	(1.0)
Adjusted revenues less cost of revenue	$671.1	$524.5	$2,429.1	$2,071.4
Operating expenses (13)	$267.3	$226.0	$962.0	$974.0
Non-GAAP adjustments noted above	46.7	21.2	125.5	175.2
Adjusted operating expenses	$220.6	$204.8	$836.5	$798.8
Operating income	$403.8	$298.5	$1,467.1	$1,098.4
Non-GAAP adjustments noted above	46.7	21.2	125.5	174.2
Adjusted operating income	$450.5	$319.7	$1,592.6	$1,272.6
Adjusted operating margin (14)	67.1%	61.0%	65.6%	61.4%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$451.7	$279.7	$1,566.6	$1,083.8
Non-GAAP adjustments noted above	1.6	35.6	28.7	203.2
Adjusted income before income taxes	$453.3	$315.3	$1,595.3	$1,287.0

Income tax expense	$138.2	$83.2	$466.6	$318.9
Non-GAAP adjustments noted above	(7.2)	9.8	1.5	55.3
Adjusted income tax expense	$131.0	$93.0	$468.1	$374.2
Adjusted income tax rate	28.9%	29.5%	29.3%	29.1%
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News Release Page 13 of 15
(1) This amount includes acquisition-related costs primarily from the company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which are included in acquisition-related costs on the condensed consolidated statements of income.
(2) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3) This amount represents certain business realignment costs related to announced business realignment initiatives. For the three and twelve months ended December 31, 2025, the costs included $2.1 million and $5.1 million in compensation and benefits, respectively, $0.5 million in professional fees and outside services, and $1.4 million in other expenses, respectively, on the condensed consolidated statements of income. For the three and twelve months ended December 31, 2024, the costs included $0.5 million and $2.1 million in compensation and benefits, respectively, on the condensed consolidated statements of income.
(4) This amount represents the contra-revenue that was reversed as a result of the Cboe Digital syndication wind down, which is included in transaction and clearing fees on the condensed consolidated statements of income.
(5) This amount represents the gains and losses related to contingent consideration liabilities achieved related to the acquisitions of Cboe Canada and Cboe Asia Pacific, which is included in other expenses on the condensed consolidated statements of income.
(6) This amount represents the net gains associated with the partial sale of PYTH token intangible assets and from the company's various minority investments, as well as the gain associated with the completion of the investment transaction within the company's investment in the 7Ridge Fund (which owned Trading Technologies International Inc.), which included $45.1 million, and $96.8 million in earnings on investments, net on the condensed consolidated statements of income, for the three and twelve months ended December 31, 2025, respectively, and the net impairments related to the company's minority investments, which included $14.4 million and $31.6 million in other income (expense), net on the condensed consolidated statements of income, for the three and twelve months ended December 31, 2024, respectively, and $0.2 million in earnings on investments, net on the condensed consolidated statements of income for the twelve months ended December 31, 2024.
(7) This amount represents the CEO sign-on long-term equity awards with a grant date value of $6.0 million (comprised of a mixture of time and performance-based awards) and subject to a 3-year cliff vesting requirement associated with the hiring of Craig Donohue as Chief Executive Officer, which is included in compensation and benefits on the condensed consolidated statements of income. This amount does not include the CEO's annual long-term equity incentive awards that were prorated for 2025.
(8) This amount represents the revaluation and the gain associated with the wind down of the Cboe Digital non-recourse notes and warrants, which is included in other income (expense), net on the condensed consolidated statements of income.
(9) This amount represents the net gain on the sale of the company’s former headquarters, which is included in other income (expense), net on the condensed consolidated statements of income.
(10)This amount represents the impairment of assets related to Cboe Canada, Cboe European Derivatives (“CEDX”), and Cboe Japan in 2025, as well as the impairment of assets related to the Cboe Digital wind down in 2024, which are included in impairment of assets on the condensed consolidated statements of income.
(11)These amounts represent the tax impact related to changes in state and local filing positions for the three and twelve months ended December 31, 2025 and the tax reserves related to Section 199 matters for the three and twelve months ended December 31, 2024, respectively.
(12)This amount represents the valuation allowances related to the impairments of the company's minority investments in Globacap Technology Limited and StratiFi Technologies Inc.
(13)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in compensation and benefits ($1.9 million and $1.4 million in expense for the three months ended December 31, 2025 and 2024, respectively, and $4.5 million and $3.6 million in expense for the twelve months ended December 31, 2025 and 2024, respectively), and are directly offset by deferred compensation income, expenses and dividends included within other income (expense), net ($1.9 million and $1.4 million in income, expense and dividends in the three months ended December 31, 2025 and 2024, respectively, and $4.5 million and $3.6 million in income, expense and dividends in the twelve months ended December 31, 2025 and 2024, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from adjusted operating expenses and do not have an impact on income before income taxes.
(14)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.
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News Release Page 14 of 15
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA relevant adjustments. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest (income) expense, net, income tax expense, and depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA relevant adjustments. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Relevant adjustments are detailed in the reconciliations that follow. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow as a measure of the company’s liquidity. In addition, because Operating EBITDA, Operating EBITDA margin, Adjusted Operating EBITDA, Adjusted Operating EBITDA margin, EBITDA, EBITDA margin, Adjusted EBITDA, and Adjusted EBITDA margin may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 6	Three Months Ended		Twelve Months Ended
(in millions, except percentages)	December 31,		December 31,
Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2025	2024	2025	2024
Operating income	$403.8	$298.5	$1,467.1	$1,098.4
Depreciation and amortization	31.3	32.1	122.4	133.0
Operating EBITDA	$435.1	$330.6	$1,589.5	$1,231.4
Operating EBITDA Margin	64.8%	63.0%	65.4%	59.4%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	(0.1)	0.1	0.3	1.3
Business realignment costs	4.0	0.5	7.0	2.1
Cboe Digital syndication wind down	—	—	—	(1.0)
Change in contingent consideration	—	—	—	2.1
Executive compensation adjustment	0.6	—	1.6	—
Impairment of assets	25.1	—	46.7	81.0
Adjusted Operating EBITDA	$464.7	$331.2	$1,645.1	$1,316.9
Adjusted Operating EBITDA Margin	69.2%	63.1%	67.7%	63.5%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2025	2024	2025	2024
Net income allocated to common stockholders	$312.2	$195.6	$1,094.8	$761.0
Interest expense, net	(2.1)	5.7	2.9	24.2
Income tax provision	138.2	83.2	466.6	318.9
Depreciation and amortization	31.3	32.1	122.4	133.0
EBITDA	$479.6	$316.6	$1,686.7	$1,237.1
EBITDA Margin	71.5%	60.4%	69.4%	59.7%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	(0.1)	0.1	0.3	1.3
Business realignment costs	4.0	0.5	7.0	2.1
Cboe Digital syndication wind down	—	—	—	(1.0)
Change in contingent consideration	—	—	—	2.1
Non-operating investment adjustments, net	(45.1)	14.4	(96.8)	31.4
Executive compensation adjustment	0.6	—	1.6	—
Gain on Cboe Digital non-recourse notes and warrants wind down	—	—	—	(1.4)
Gain on sale of property held for sale	—	—	—	(1.0)
Impairment of assets	25.1	—	46.7	81.0
Adjusted EBITDA	$464.1	$331.6	$1,645.5	$1,351.6
Adjusted EBITDA Margin	69.2%	63.2%	67.7%	65.2%
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News Release Page 15 of 15

Table 7
(in millions)	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2025	2024
Cash and cash equivalents	$2,216.5	$920.3
Financial investments	36.1	110.3
Less deferred compensation plan assets	(35.8)	(40.3)
Less cash collected for Section 31 Fees	—	(110.8)
Adjusted Cash	$2,216.8	$879.5

Table 8	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of GAAP Net Revenue to Net Revenue in Constant Currency	2025	2024	2025	2024
Europe and Asia Pacific net revenue	$69.9	$56.2	$273.5	$220.2
Constant currency adjustment	(4.1)	—	(8.4)	—
Europe and Asia Pacific net revenue in constant currency[1]	$65.8	$56.2	$265.1	$220.2
(1)Net revenue in constant currency is calculated by converting the current period GAAP net revenue in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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